Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of April 1, 2023, by and between Bubblr, Inc., a Wyoming corporation (the “Company”), and Timothy Burks (“Executive”).

RECITALS

The Company is in the business of developing an Open-Source platform to deliver Ethical Apps. The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01 Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the period beginning on the date first written above (the “Commencement Date”) and ending 90 days after the Commencement Date (the “Initial Term”). If the Executive remains employed by the Company after the end of the Initial Term, then this Agreement will continue, unless different terms are established, by the parties in writing.

ARTICLE II

Duties

2.01(a) During the term of employment, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii) Serve as Chief Executive Officer of the Company, reporting directly to the Board of Directors.

(iii) Perform the duties and services consistent with the title and function of such office, including without limitation, those as specifically set forth from time to time by the Board.

(b) Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a “group” under the federal securities laws) will not exceed 5% of any company’s voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under this Section or Article VI hereof and are otherwise disclosed to and approved by the Board in its sole discretion.

ARTICLE III

Base Compensation

3.01 The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary of $600,000 per annum (the “Base”), payable in monthly instalments, but currently reduced by 60% ($240,000 per annum) until the Company has secured $5 million in debt or equity financing. This base compensation is subject to customary withholdings for federal, state, and local taxes and other normal withholdings required by law.

3.02 Bonus. In addition to the Base, the Company may also pay to the Executive any amounts deemed reasonable and appropriate by the Company’s Board of Directors at any time, based on the quality and nature of the Executive’s services and the performance of the Company during such period of time. A bonus, if any, shall be determined by the Board in its sole discretion.

3.03 Equity. The parties agree that any tax issues, or payments that are due to the IRS or comparable foreign entity as a result of issuance of the equity to Executive, are the sole responsibility of Executive. Executive understands that its own obligation to consult with and take his own independent tax advice on this matter.

(a) 2022 Incentive Plan (appendix A)

The Executive will be eligible to participate in the Company’s 2022 Incentive Plan, as per the Stock Option Grant detail (appendix B.).

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long-Term Disability Plan (the “Plans”). Upon execution of this agreement, Company will provide Executive with reimbursement of Executive’s health and other medical plan costs with the submission of a proof of payment.

2

4.02 Vacation. Executive shall participate in the Company Unlimited Vacation Plan.

4.03 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.04 Savings Plan. Executive will be eligible to enroll and participate and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

ARTICLE V

Termination

5.01 General Provisions. Except as otherwise provided in this Article V, at such time as Executive’s employment is terminated by the Executive or the Company, any and all of the Company’s obligations under this Agreement shall terminate, other than the Company’s obligation to pay Executive, the full amount of any unpaid Base and accrued but unpaid benefits, earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 5.01 shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to the Company for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the personal representative of the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of employment with the Company for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

3

5.02 Automatic Termination. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.03, (b) the Executive’s termination pursuant to section 5.04 or (c) the Executive’s death.

5.03 By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean, in the sole determination of the Company’s Board, whose determination shall be final and binding, the reasonable likelihood that the Executive will be unable to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period.

(b) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(i), which breach, if capable of being cured, has not been cured to the Company’s sole and absolute satisfaction within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(ii) Embezzlement by Executive of funds or property of the Company;

(iii) Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(b)(iii), provided that no such notice or opportunity needs to be given if (x) in the judgment of the Company’s Board of Directors, such conduct is habitual or would unnecessarily or unreasonably expose the Company to undue risk or harm or (y) one previous notice had already been given under this section or under section (i) above; or

(iv) a felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive).

4

5.04 By the Executive. This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a) Change in Control. Within six (6) months after a “Change in Control” (as defined herein) of the Company (unless Executive is not offered a position in the buying or succeeding owner with equal or better economic terms as this Agreement). The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its membership interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were members of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of membership interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Executive on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base).

(b) Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Executive, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.04.

(c) Voluntary Termination. Executive’s resignation for reasons other than as specified in Section 5.04(a) and (b).

5.05 Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination by the Company for any reason in the initial period or for Cause as provided in Section 5.03(b) hereof or for a termination by the Executive pursuant to Section 5.04(c) hereof, the Executive shall be entitled to (a) a payment equal to (a) six (6) months’ Base salary as defined in Section 3.01 (the “Severance”) and (b) retain the benefits set forth in Article IV for six (6) months. The Severance shall be paid, at Company’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment or termination of Executive’s employment by the Company or relating to or arising out of this Agreement and the termination thereof, including, without limitation, those causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Civil Rights Act of April 9, 1866.1 42 U.S.C. §1981 et seq., the National Labor Management Relations Act, 29 U.S.C. §141 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and the Family Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Notwithstanding the foregoing, Executive’s right to receive Severance Pay is contingent upon Executive not violating any of his on-going obligations under this Agreement.

5

5.06 Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI

Covenants

6.01 Solicitation. (a) During the period in which Executive performs services for the Company and for a period of three (1) year after termination of Executive’s employment with the Company, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(ii) Solicit, attempt to solicit, or accept business from, or cause to be solicited or have business accepted from, any then-current customers of Company, any persons or entities who were customers of the Company within the 180 days preceding the Termination Date, or any prospective customers of the Company for whom bids were being prepared or had been submitted as of the Termination Date; or

(iii) Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate his or her employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

6

(b) Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

6.02 Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03 Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04 Non-Disparagement. For a period commencing on the date hereof and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

7

6.05 Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06 Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII

Assignment

7.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall relieve the Company of its obligations hereunder if the assignment is pursuant to a Change in Control. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law; Miscellaneous

9.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Wyoming.

8

9.02 Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers’ liability insurance policy.

9.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUBBLR, INC.

By:	/s/ Stephen Morris
Name:	Stephen Morris
Its:	Chief Technical Officer

By:	/s/ Timothy Burks
Name:	Timothy Burks (“Executive”)

10

BUBBLR, INC.

2022 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Bubblr, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock, $0.01 par value (“Shares”) under the Company’s 2022 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Stock Option Agreement, and the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	Timothy Burks

Hire Date:	April 1, 2023

Grant Date:	April 1, 2023

Vesting Commencement Date:	40% vesting after 90 days of service and 60% monthly over two years

Number of Shares Subject to Option:	4,800,000

Exercise Price (per Unit):	$0.17

Options Expiration Date:	Ten years from grant (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	☒ Incentive Stock Option* ☐ Nonqualified Stock Option

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement, and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement, and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

BUBBLR, INC.		PARTICIPANT

/s/ Timothy Burks
By:	/s/ Stephen Morris	Signature
Name:	Stephen Morris	Timothy Burks
Its:	CTO	Date: April 3, 2023

* See Sections 3 and 4 of the Stock Option Agreement

BUBBLR, INC.

2022 INCENTIVE PLAN STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement (this “Agreement”), Bubblr, Inc. has granted you an Option under its 2022 Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the Shares subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4. Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5. Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

6. Method of Exercise. You may exercise the Option by giving written notice to the Company (or other Company-approved party), in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Committee for Nonqualified Stock Options, by having the Company withhold Shares that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (d) if permitted by the Committee, by using Shares you already own; (e) if the Shares are registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Committee.

7. Treatment upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

2

(b) Retirement or Disability. In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date;

(c) Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

Notwithstanding the foregoing, if exercise of the vested portion of the Option following your Termination of Service would be prohibited solely because the issuance of Shares upon exercise of the Option would violate the registration requirements under the Securities Act or the Company’s insider trading policy requirements, then the Option will remain exercisable until the earlier of (i) the Option Expiration Date and (ii) expiration of a period of three months after your Termination of Service during which exercise of the Option would not be in violation of the Securities Act or the Company’s insider trading policy requirements (provided that in the event of Retirement, Disability or death, this additional three-month period will apply only following an initial election by a Participant or his or her estate or beneficiary to exercise the Option and will serve only to extend, not shorten, the one year post-termination exercise periods set forth in subsections 10(b) and 10(c) above).

The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

3

It is your responsibility to be aware of the date the Option terminates.

8. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

9. Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

10. Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

11. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

12. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13. Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.

4